EXHIBIT 99.(a)(1)

WEINGARTEN REALTY INVESTORS

OFFER TO PURCHASE

FOR CASH UP TO $350,000,000 AGGREGATE PRINCIPAL AMOUNT
OF THE OUTSTANDING NOTES LISTED BELOW

THE ANY AND ALL OFFER (DEFINED BELOW) AND RELATED WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 8, 2009, UNLESS EXTENDED (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE "ANY AND ALL OFFER EXPIRATION DATE").  THE MAXIMUM TENDER OFFER (DEFINED BELOW), MAXIMUM TENDER OFFER PRORATION PERIOD (DEFINED BELOW) AND RELATED WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 26, 2009, UNLESS EXTENDED (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE "MAXIMUM TENDER OFFER EXPIRATION DATE").

    We hereby offer to purchase for cash up to $350,000,000 aggregate principal amount (the "Tender Cap") of the series of our notes listed in the table below (collectively, the "Notes" and each a "Series" of Notes) from the registered Holders of Notes (each a "Holder").  The offers to purchase are being made upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, the "Offer to Purchase") and the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal").  The offers to purchase consist of two separate offers (each an "Offer" and together, the "Offers"), with one offer to purchase any and all of the outstanding Notes listed under the heading "Any and All Offer" in the table below (the "Any and All Offer") and a second offer to purchase Notes listed under the heading "Maximum Tender Offer" in the table below (the "Maximum Tender Offer") in an aggregate principal amount equal to the amount of the Tender Cap remaining for the purchase of such Notes following the purchase of the Notes in the Any and All Offer.  Notes with the first Acceptance Priority Level will be purchased before those with the second Acceptance Priority Level.  The principal amount of Notes purchased in the Maximum Tender Offer may be prorated as set forth in this Offer to Purchase.  See "Terms of the Offers—Tender Cap; Acceptance Priority Levels and Proration" for more information on priority of purchase and proration.

    The following table identifies the Series of Notes to which each Offer relates, the Acceptance Priority Level applicable to each Series and the Total Consideration (each as defined below) for each Series in the Offers.

Title of Securities and CUSIP Numbers	Principal Amount Outstanding	Acceptance Priority Level	Total Consideration (1)
Offer for Notes listed below: Any and All Offer 7.000% Senior Unsecured Notes due July 15, 2011 (CUSIP No. 948741AD5)	$200,000,000	1	$1,000.00
7.070% Medium Term Notes due June 26, 2009 (CUSIP No. 94874RAV8)	$12,000,000	1	$1,000.00
7.350% Medium Term Notes due July 20, 2009 (CUSIP No. 94874RBH8)	$20,000,000	1	$1,000.00
7.400% Medium Term Notes due December 21, 2010 (CUSIP No. 94874RBN5)	$10,000,000	1	$1,000.00
7.440% Medium Term Notes due August 19, 2011 (CUSIP No. 94874RAQ9)	$15,000,000	1	$1,000.00
7.500% Medium Term Notes due December 19, 2010 (CUSIP No. 94874RBP0)	$15,000,000	1	$1,000.00
8.250% Medium Term Notes due January 22, 2010 (CUSIP No. 94874RBJ4)	$10,500,000	1	$1,000.00
Offer for Notes listed below: Maximum Tender Offer 3.950% Convertible Senior Unsecured Notes due August 1, 2026 (CUSIP Nos. 948741AF0 and 948741AE3)	$454,921,000	2	$950.00

____________________________
(1)       Per $1,000 principal amount of Notes tendered and accepted for purchase.

           THE OFFERS ARE NOT CONDITIONED ON ANY MINIMUM NUMBER OF NOTES BEING TENDERED.  HOWEVER, THE OFFERS ARE SUBJECT TO OTHER CONDITIONS.  OUR BOARD OF TRUST MANAGERS HAS APPROVED THE OFFERS.  HOWEVER, NEITHER WE NOR OUR BOARD OF TRUST MANAGERS, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR THE TRUSTEE FOR THE NOTES ARE MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR NOTES.  YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR NOTES AND, IF SO, HOW MANY NOTES TO TENDER.  IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFERS.  SEE "TERMS OF THE OFFERS – PURPOSE OF THE OFFERS; SOURCE OF FUNDS."  YOU SHOULD DISCUSS WHETHER TO TENDER YOUR NOTES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL ADVISOR.

OUR TRUST MANAGERS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER NOTES PURSUANT TO THE OFFERS.  SEE "TERMS OF THE OFFERS — INTERESTS OF MANAGERS AND EXECUTIVE OFFICERS."

Questions and requests for assistance may be directed to Global Bondholder Services Corporation, our Information Agent, and J.P. Morgan Securities Inc., our Dealer Manager, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase.  You may request additional copies of the Offer to Purchase and Letter of Transmittal from the Information Agent at the telephone number and address on the back cover of the Offer to Purchase.

The Dealer Manager for the Offers is:

J.P. Morgan
June 1, 2009

TABLE OF CONTENTS
Important Information	ii
Important Dates	iv
Summary Term Sheet	1
Where You Can Find More Information	5
Forward-Looking Statements	5
The Company	6
Terms of the Offers	7
Material United States Federal Income Tax Considerations	18
Dealer Manager; Depositary; Information Agent	22

The 7.000% Senior Unsecured Notes due July 15, 2011, the 7.070% Medium Term Notes due June 26, 2009, the 7.350% Medium Term Notes due July 20, 2009, the 7.400% Medium Term Notes due December 21, 2010, the 7.440% Medium Term Notes due August 19, 2011, the 7.500% Medium Term Notes due December 19, 2010, and the 8.250% Medium Term Notes due January 22, 2010 are collectively referred to as the "Non-Convertible Notes."  The "Non-Convertible Notes Total Consideration" for each $1,000 principal amount of Non-Convertible Notes tendered in the Any and All Offer and accepted for purchase, payable to Holders who have validly tendered and not validly withdrawn their Notes at or prior to 5:00 p.m., New York City time, on the Any and All Offer Expiration Date, will be $1,000.  The "Convertible Notes Total Consideration" for each $1,000 principal amount of 3.950% Convertible Senior Notes due August 1, 2026 (the "Convertible Notes") tendered in the Maximum Tender Offer and accepted for purchase, payable to Holders who have validly tendered and not validly withdrawn their Convertible Notes at or prior to 12:00 midnight, New York City time, on the Maximum Tender Offer Expiration Date and whose Convertible Notes are accepted for purchase will be $950.  The Non-Convertible Notes Total Consideration and the Convertible Notes Total Consideration are referred to collectively as the "Total Consideration."

Tenders of Non-Convertible Notes may be validly withdrawn at any time up to 5:00 p.m., New York City time, on the Any and All Offer Expiration Date, but, except as provided herein or required by law, after such time may not be validly withdrawn.  Tenders of Convertible Notes may be validly withdrawn at any time up to 12:00 midnight, New York City time, on the Maximum Tender Offer Expiration Date, but, except as provided herein or required by law, after such time may not be validly withdrawn.

All of the Notes are held in book-entry form. In the event of a termination or withdrawal of an Offer, unless a Holder has indicated other delivery instructions in the Letter of Transmittal, Notes tendered through The Depository Trust Company ("DTC") will be credited to the Holder through DTC and such Holder’s DTC participant.  In the event Notes tendered in the Maximum Tender Offer are not purchased due to proration, they will be promptly credited to the Holder’s account in the same manner, unless the Holder has indicated other delivery instructions in the Letter of Transmittal.

In the event that the Any and All Offer is extended, the amount of Notes to be purchased pursuant to the Maximum Tender Offer will not be determined until such new Any and All Offer Expiration Date.  If the Any and All Offer is extended, the Maximum Tender Offer must be extended to a date not less than 10 business days after such new Any and All Offer Expiration Date.

Provided that the conditions to the Offers have been satisfied or waived, payment for Notes purchased in the Any and All Offer shall be made on the Any and All Offer Settlement Date (defined below) and payment for Notes purchased in the Maximum Tender Offer shall be made on the Maximum Tender Offer Settlement Date, each as defined below.  The "Any and All Offer Settlement Date" shall be promptly following the Any and All Offer Expiration Date and is expected to be June 9, 2009, provided that we reserve the right, in our sole discretion, to extend the Any and All Offer Settlement Date.  The "Maximum Tender Offer Settlement Date" shall be promptly following the Maximum Tender Offer Expiration Date and is expected to be July 1, 2009 (each of the Any and All Offer Settlement Date and the Maximum Tender Offer Settlement Date being also referred to as a "Settlement Date").

Upon the terms and subject to the conditions of the Offers, we will notify the Depositary (defined below) promptly after the Any and All Offer Expiration Date and the Maximum Tender Offer Expiration Date, as applicable, of which Notes tendered are accepted for purchase and payment pursuant to the Offers.  If you validly tender your Notes and we accept them for purchase, subject to the terms and conditions of the Offers, including, in the case of the Maximum Tender Offer, the proration procedures set forth in this Offer to Purchase, we will pay you the Total Consideration, together with accrued and unpaid interest on the tendered Notes from the last interest payment date applicable to the Notes to, but not including, the applicable Settlement Date ("Accrued Interest").

Notwithstanding any other provision of the Offers, our obligation to accept for purchase, and to pay for, Notes that are validly tendered and not validly withdrawn pursuant to the Maximum Tender Offer is subject to the Tender Cap.  If the aggregate principal amount of Notes tendered in the Maximum Tender

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Offer exceeds the Tender Cap remaining available for application to the second Acceptance Priority Level, following the purchase of Notes pursuant to the Any and All Offer, then we will accept such Notes, in the aggregate, on a pro rata basis (with adjustments to avoid the purchase of Notes in a principal amount other than in integral multiples of $1,000).  See "Terms of the Offers—Tender Cap; Acceptance Priority Levels and Proration."  The Offers are not conditioned upon any minimum principal amount of any Series of Notes being tendered.

See "Terms of the Offers—Significant Consequences to Non-Tendering Holders" and "Material United States Federal Income Tax Considerations" for a discussion of certain factors that should be considered in evaluating the Offers.

This Offer to Purchase has not been reviewed by any federal or state securities commission or regulatory authority of any jurisdiction, nor has any such commission or authority passed upon the accuracy or adequacy of this Offer to Purchase.  Any representation to the contrary is unlawful and may be a criminal offense.

Global Bondholder Services Corporation is acting as both the Depositary (in such capacity, the "Depositary") and the Information Agent (in such capacity, the "Information Agent") for the Offers.  The Bank of New York Mellon is the Trustee for each Series of Notes.  All references to the "Trustee" in this Offer to Purchase and the Letter of Transmittal shall be construed accordingly.

None of Weingarten Realty Investors, the Depositary, the Information Agent, the Dealer Manager or the Trustee is making any recommendation as to whether you should tender your Notes in response to the Offers.

IMPORTANT INFORMATION

All of the Notes are registered in the name of Cede & Co., the nominee of DTC.  Because only registered Holders of Notes may tender Notes, beneficial owners of Notes must instruct the broker, dealer, commercial bank, trust company or other nominee that holds the Notes on their behalf to tender the Notes on such beneficial owner’s behalf. DTC has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were Holders. To effectively tender Notes, DTC participants should electronically transmit their acceptance (and thereby tender Notes) through the DTC Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible. See "Terms of the Offers—Procedures for Tendering." A beneficial owner of Notes tendered by tendering Holders will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Depositary and Information Agent, the Trustee or us. Beneficial owners, whose Notes are registered in the name of a nominee, must contact such nominee to ascertain if such beneficial owner will be charged a fee by the nominee for tendering its Notes.

We have not provided guaranteed delivery provisions in connection with the Offers.  You must tender your Notes in accordance with the procedures set forth under "Terms of the Offers—Procedures for Tendering."

Requests for additional copies of this Offer to Purchase and the Letter of Transmittal and requests for assistance relating to the procedures for tendering Notes may be directed to the Information Agent at the address and telephone numbers on the back cover of this Offer to Purchase. Requests for assistance relating to the terms and conditions of the Offers may be directed to the Dealer Manager at the address and telephone numbers on the back cover of this Offer to Purchase.  Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance regarding the Offers.

This Offer to Purchase and the Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offers.

This Offer to Purchase does not constitute an offer to purchase Notes in any jurisdiction in which it is unlawful to make such offer under applicable securities or blue sky laws.

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No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase, and, if given or made, such information or representation may not be relied upon as having been authorized by us, the Depositary and Information Agent, the Dealer Manager or the Trustee for the Notes.

From time to time in the future, we may acquire Notes that are not tendered in the Offers through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offers and could be for cash or other consideration.  Alternatively, we may, subject to certain conditions, redeem any or all of the Notes not purchased pursuant to the Offers at any time that we are permitted to do so under the indenture governing the Notes.  Pursuant to Rule 13e-4(f)(6) under the Exchange Act neither we nor our affiliates may purchase any Convertible Notes until 10 business days after the expiration or termination of the Maximum Tender Offer.  There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we will choose to pursue in the future.

The Trustee has not independently verified, makes no representation or warranty, express or implied, regarding, and assumes no responsibility for, the accuracy or adequacy of the information provided herein.  The Trustee will conclusively rely on the results of the Offers as reported by the Depositary and us, and the Trustee will have no liability in connection therewith.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offers.  The Schedule TO, including the exhibits and any amendments and supplements thereto may be examined, and copies thereof may be obtained, at the same place and in the same manner as set forth in the section "Where You Can Find More Information."

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IMPORTANT DATES

You should take note of the following dates in connection with the Offers:

Date	Calendar Date and Time	Event
Any and All Offer Expiration Date	June 8, 2009 at 5:00 p.m., New York City time, unless extended.	The last day to validly tender the Non-Convertible Notes.
Any and All Offer Withdrawal Date	June 8, 2009, unless extended.	The last day to validly withdraw tenders of Non-Convertible Notes.
Any and All Offer Settlement Date (only applicable to Any and All Offer)	Promptly after the Any and All Offer Expiration Date, expected to be June 9, 2009, unless extended.
If we accept Notes for purchase in the Any and All Offer, we will deposit with the Depositary the amount of cash necessary to pay to each Holder of Notes that are accepted for purchase in the Any and All Offer, plus Accrued Interest in respect of such Notes.  The Depositary will make any applicable payments to the Holder.

Maximum Tender Offer Expiration Date	June 26, 2009 at 12:00 midnight, New York City time, unless extended	The last day to validly tender the Convertible Notes.
Maximum Tender Withdrawal Date	June 26, 2009, unless extended.	The last day to validly withdraw tenders of Convertible Notes.
Maximum Tender Offer Settlement Date (only applicable to Maximum Tender Offer)	Promptly after the Maximum Tender Offer Expiration Date, expected to be July 1, 2009.
If we accept Notes for purchase in the Maximum Tender Offer, we will deposit with the Depositary the amount of cash necessary to pay to each Holder of Notes that are accepted for purchase the applicable Convertible Notes Total Consideration, plus Accrued Interest in respect of such Notes.  The Depositary will make any applicable payments to the Holder.

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SUMMARY TERM SHEET

We are providing this summary of the terms of the Offers for your convenience.  It highlights material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offers to the same extent described in this Offer to Purchase.  We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offers.  Where helpful, we have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase the Notes?

Weingarten Realty Investors, a Texas real estate investment trust.

Which Notes are subject to the Offers?

The Notes described below are subject to the Offers.

Title of Security
7.000% Senior Unsecured Notes due July 15, 2011
7.070% Medium Term Notes due June 26, 2009
7.350% Medium Term Notes due July 20, 2009
7.400% Medium Term Notes due December 21, 2010
7.440% Medium Term Notes due August 19, 2011
7.500% Medium Term Notes due December 19, 2010
8.250% Medium Term Notes due January 22, 2010
3.950% Convertible Senior Unsecured Notes due August 1, 2026

CUSIP No. 948741AD5 94874RAV8 94874RBH8 94874RBN5 94874RAQ9 94874RBP0 94874RBJ4 948741AF0/ 948741AE3	Aggregate Principal Amount Outstanding $200,000,000 $12,000,000 $20,000,000 $10,000,000 $15,000,000 $15,000,000 $10,500,000 $454,921,000	Acceptance Priority Level 1 1 1 1 1 1 1 2

What is the purpose of the Offers?

The purpose of the Offers is to retire a portion of the Notes prior to their maturity, which is expected to lower our interest expense.  The Notes we purchase in the Offers will be cancelled.  For more detailed information, see "Terms of the Offers – Purpose of the Offers; Source of Funds."

How many Notes will be purchased?

The Notes will be purchased in accordance with, and in the order of, the Acceptance Priority Levels set forth in the table above.  Non-Convertible Notes in the Any and All Offer, which are within the first Acceptance Priority Level, will be accepted before Convertible Notes in the Maximum Tender Offer, which are within the second Acceptance Priority Level. If the aggregate principal amount of Convertible Notes tendered in the Maximum Tender Offer exceeds the amount of the Tender Cap remaining for application to such Notes after the purchase of all Non-Convertible Notes validly tendered and accepted for purchase in the Any and All Offer, then we will accept the Convertible Notes tendered in the Maximum

Tender Offer, in the aggregate, on a pro rata basis (with adjustments to avoid the purchase of Notes in a principal amount other than in integral multiples of $1,000).

What is the purchase price of the Notes?

Holders of Non-Convertible Notes who have validly tendered and not withdrawn their Non-Convertible Notes in the Any and All Offer at or prior to 5:00 p.m., New York City time, on the Any and All Offer Expiration Date will be entitled to receive the Non-Convertible Notes Total Consideration of $1,000 per $1,000 principal amount of Notes tendered and accepted for purchase.

Holders who have validly tendered their Convertible Notes in the Maximum Tender Offer prior to 12:00 midnight, New York City time, on the Maximum Tender Offer Expiration Date, will be entitled to receive the Convertible Notes Total Consideration of $950 per $1,000 principal amount of the Convertible Notes tendered and accepted for purchase.

For more detailed information, see "Terms of the Offers – Total Consideration."

What is the form of payment for the Notes?

We are offering to purchase for cash, on the terms and subject to the conditions set forth in this Offer to Purchase, any and all of the outstanding Non-Convertible Notes.  We also are offering to purchase for cash, on the terms and subject to the conditions set forth in this Offer to Purchase, a principal amount of the Convertible Notes equal to the amount of the Tender Cap remaining for the purchase of such Convertible Notes following the purchase of the Non-Convertible Notes in the Any and All Offer, subject to proration, as described below.

Once I have tendered my Notes, can I withdraw my tendered Notes?

Tenders of Non-Convertible Notes may be validly withdrawn at any time up to 5:00 p.m., New York City time, on the Any and All Offer Expiration Date.  Tenders of Convertible Notes may be validly withdrawn at any time up to 12:00 midnight, New York City time, on the Maximum Tender Offer Expiration Date.  You may also withdraw your previously tendered Convertible Notes at any time after 12:00 midnight, New York City time, on July 27, 2009, unless such Convertible Notes have been accepted for payment as provided in the Maximum Tender Offer.  Except as provided herein or required by law, tenders of Notes may not be validly withdrawn after such time.  For more detailed information, see "Terms of the Offers – Withdrawal of Tenders."

Will I be paid Accrued Interest on my Notes?

If your Notes are accepted for purchase, you will be paid Accrued Interest from the last interest payment date applicable to your Notes to, but not including, the applicable Settlement Date.

When will the Offers expire?

The Any and All Offer will expire at 5:00 p.m., New York City time, on June 8, 2009, unless extended.  The Maximum Tender Offer will expire at 12:00 midnight, New York City time, on June 26, 2009, unless extended.  For more detailed information, see "Terms of the Offers – Expiration Dates; Extensions; Amendments."

When will the Offers settle?

The Any and All Offer Settlement Date, which is applicable to all Non-Convertible Notes that are tendered and accepted for purchase in the Any and All Offer, will be promptly following the Any and All Offer Expiration Date and is expected to be June 9, 2009.

The Maximum Tender Offer Settlement Date, which is applicable to all Convertible Notes that are tendered and accepted for purchase in the Maximum Tender Offer, will be promptly following the Maximum Tender Offer Expiration Date and is expected to be July 1, 2009.

Are there any conditions of the Offers?

Consummation of the Offers is conditioned upon the satisfaction or waiver of the conditions set forth in "Terms of the Offers—Conditions of the Offers."

How will tendered Notes be accepted?

On the terms of the Offers and upon satisfaction or waiver of the conditions of the Offers specified herein under "Terms of the Offers—Conditions of the Offers," we will (1) accept for purchase Notes validly tendered (or defectively tendered, if we waive such defect) and not validly withdrawn (subject, in the case of the Maximum Tender Offer, to the Tender Cap and possible proration  as described in this Offer to Purchase) and (2) promptly pay to the Depositary, on the applicable Settlement Date, the applicable Total Consideration, plus Accrued Interest, for Notes that are validly tendered in the Offers and accepted for purchase.  We reserve the right, subject to applicable laws, to waive all conditions to the Offers for Notes tendered at or prior to the Any and All Offer Expiration Date or the Maximum Tender Offer Expiration Date with respect to any or all Series of Notes, as applicable.

How do I tender my Notes?

You will need to complete and return the Letter of Transmittal or the Depositary must receive a properly transmitted Agent's Message (as hereinafter defined) through ATOP.  For more detailed information, see "Terms of the Offers—Procedures for Tendering."  For further information, call the Information Agent or the Dealer Manager or consult your broker, dealer, commercial bank, trust company or other nominee for assistance. If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee if you desire to tender your Notes.  DTC participants are encouraged, in lieu of completing and signing the Letter of Transmittal, to transmit their acceptance to DTC through ATOP.

What happens if I do not tender my Notes?

The private trading market for the Notes is limited and will become even more limited after the consummation of the Offers.  A debt security with a smaller outstanding principal amount available for trading may command a lower price than one with a larger outstanding principal amount.  See "Terms of the Offers—Significant Consequences to Non-Tendering Holders" for a discussion of certain factors that should be considered in evaluating the Offers.

What are the United States federal income tax consequences if I tender my Notes?

Generally, you will be subject to United States federal income taxation when you receive cash from us.  For a discussion of the material United States federal income tax considerations of the Offers, see "Material United States Federal Income Tax Considerations."

Who do I contact if I have questions about the Offers?

The Dealer Manager for the Offers is J.P. Morgan Securities Inc.  The Dealer Manager may be contacted to answer questions about the Offers.  The Dealer Manager's contact information appears on the back cover of this Offer to Purchase.

Global Bondholder Services Corporation is acting as Depositary and Information Agent for the Offers.  The Depositary and Information Agent’s contact information appears on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Depositary and Information Agent.

How will the Company pay for the Notes?

We will need a maximum of $350,000,000 to purchase Notes.  We anticipate that we will obtain the necessary funds by utilizing cash we receive upon liquidation of short term investments, which will total approximately $175,000,000, and the remainder will be obtained from borrowings under our unsecured revolving credit facility.

Can the Offers be extended, amended or terminated?

We can extend or amend the Offers in our sole discretion.  We can also terminate the Offers under certain circumstances.  See "Terms of the Offers – Expiration Dates; Extensions; Amendments" for a more detailed discussion of the extension, amendment or termination of the Offers.

How will I be notified if the Offers are extended, amended or terminated?

We will notify the Depository Trust Company and will make a public announcement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports and other information (including the documents incorporated by reference into this Offer to Purchase) may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the public reference facilities of the SEC at its Washington, D.C. address. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy statements and other information regarding companies like us that file electronically with the SEC. Our file number with the SEC is 001-09876.

We incorporate by reference into this Offer to Purchase information in the documents we file with the SEC, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered part of this Offer to Purchase.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009; and

•	Current Reports on Form 8-K filed on March 12, 2009, March 30, 2009, April 16, 2009, April 17, 2009, and April 29, 2009 and Current Report on Form 8-K/A filed on April 17, 2009.

We are not incorporating by reference any of the information that we furnish under Item 2.02 or Item 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of any past Current Reports on Form 8-K, unless otherwise specified in such current report.

The Depositary and Information Agent will provide without charge to each person to whom this Offer to Purchase is delivered, upon the request of such person, a copy of any or all of the documents incorporated in this Offer to Purchase by reference, other than exhibits to such documents. Requests for such documents should be directed to the Depositary and Information Agent at its address set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase, including documents incorporated by reference, contains forward-looking statements. These forward-looking statements relate to our intentions, beliefs, expectations or projections of the future. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to: (i) disruptions in financial markets, (ii) general economic and local real estate conditions, (iii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iv) financing risks, such as the inability to obtain equity, debt, or other sources of financing on favorable terms, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates, (vii) the availability of suitable acquisition opportunities, (viii) changes in expected development activity, (ix) increases in operating costs, (x) tax matters, including failure to qualify as a real estate investment trust, (xi) investments through real estate joint ventures and partnerships involve risks not present in investments in which we are the sole investor and (xii) changes in merchant development activity. Accordingly, there is no assurance that our expectations will be realized.  Notwithstanding any statement made in this Offer to Purchase, the accompanying Letter of Transmittal or in any document incorporated herein by reference, the safe harbor protections of the Private Security Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

THE COMPANY

We are a REIT organized under the Texas Real Estate Investment Trust Act. Through a predecessor entity, we began the ownership and development of shopping centers and other commercial real estate in 1948. Our primary business is leasing space to tenants in neighborhood and community shopping centers and industrial properties that we own or lease. We also manage properties for joint ventures in which we hold interests and for third-party owners for which we charge fees.

At March 31, 2009, we owned or operated under long-term leases, either directly or through our interest in real estate joint ventures or partnerships, a total of 382 developed income-producing properties and 25 properties under various stages of construction and development. The total number of properties includes 323 neighborhood and community shopping centers located in 22 states spanning the country from coast to coast. We also owned 81 industrial projects located in California, Florida, Georgia, Tennessee, Texas and Virginia and three other operating properties located in Arizona and Texas. At March 31, 2009, our portfolio of properties was approximately 72.5 million square feet.

At March 31, 2009, we also owned interests in 30 parcels of land held for development that totaled approximately 29.8 million square feet.

Our principal executive offices are located at 2600 Citadel Plaza Drive, Suite 125, Houston, Texas 77008, and our telephone number is (713) 866-6000. We also have nine regional offices located in various parts of the United States. Our website address is www.weingarten.com. The information contained on our website is not part of this Offer to Purchase.

TERMS OF THE OFFERS

To the Holders of our Notes

We are offering to purchase for cash, on the terms and subject to the conditions set forth in this Offer to Purchase, the outstanding Notes set forth on the front cover of this Offer to Purchase.  The Offers consist of two separate Offers – the Any and All Offer to purchase any and all of the Non-Convertible Notes and the Maximum Tender Offer to purchase the Convertible Notes in an aggregate amount up to the Tender Cap, subject to proration as described below.  The Notes will be purchased in accordance with, and in the order of, the Acceptance Priority Levels set forth herein.  Additionally, valid tenders of Notes pursuant to the Offers will be accepted only in principal amounts of $1,000 or integral multiples thereof. For more information regarding the Tender Cap, Acceptance Priority Levels and possible proration, please refer to the subsection entitled "—Tender Cap; Acceptance Priority Levels and Proration" below.

The consideration offered for each $1,000 principal amount of Non-Convertible Notes that are validly tendered in the Any and All Offer and not validly withdrawn at or prior to 5:00 p.m., New York City time, on the Any and All Offer Expiration Date and accepted for purchase will be the Non-Convertible Notes Total Consideration.  The consideration offered for each $1,000 principal amount of the Convertible Notes that are validly tendered at or prior to 12:00 midnight, New York City time, on the Maximum Tender Offer Expiration Date, and accepted for purchase, will be eligible to receive the Convertible Notes Total Consideration.

On the terms and subject to the conditions of the Offers, in addition to the Total Consideration, Holders who validly tender and do not validly withdraw their Notes in the Offers and whose Notes are accepted for purchase will also be paid Accrued Interest on the tendered Notes from the last interest payment date applicable to the Notes to, but not including, the applicable Settlement Date.  Under no circumstances will any interest be payable because of any delay in the transmission of funds to Holders by the Depositary.

OUR TRUST MANAGERS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER NOTES PURSUANT TO THE OFFERS.

Tender Cap; Acceptance Priority Levels and Proration

The amount of Notes that are purchased in the Maximum Tender Offer will be based on the Tender Cap and the applicable Acceptance Priority Level and may be prorated.

If the aggregate principal amount of Notes of all Series tendered exceeds the Tender Cap, only $350,000,000 in aggregate principal amount of Notes will be accepted for purchase. The Notes will be purchased in accordance with, and in the order of, the Acceptance Priority Levels set forth in the table on the front cover of this Offer to Purchase.  Notes in the Any and All Offer, which are within the first Acceptance Priority Level, will be accepted before any Notes in the Maximum Tender Offer, which are within the second Acceptance Priority Level.  The Any and All Offer is an offer to purchase any and all outstanding Notes subject to such Offer and is not subject to proration.  If the principal amount of Notes tendered in the Maximum Tender Offer exceeds the amount of the Tender Cap remaining after the purchase of all Notes tendered and accepted for purchase in the Any and All Offer, then we will accept validly tendered Notes in the Maximum Tender Offer on a pro rata basis (with adjustments to avoid the purchase of Notes in a principal amount other than in integral multiples of $1,000).  In such event, we would accept from each Holder of tendered Notes in the Maximum Tender Offer that portion of the Holder’s tendered Notes that is equal to the total amount of such tendered Notes multiplied by a fraction, the numerator of which would be equal to the amount of the Tender Cap remaining available for application to the Maximum Tender Offer and the denominator of which would be equal to the total principal amount of Notes validly tendered in the Maximum Tender Offer, rounded downward to the nearest $1,000 principal amount.

The Offers are not conditioned upon any minimum level of participation. We will not be able to determine whether the Offers are oversubscribed with respect to the Maximum Tender Offer or what the effects of proration may be until after the Maximum Tender Offer Expiration Date has passed.

Total Consideration

Holders who have validly tendered and not validly withdrawn their Non-Convertible Notes in the Any and All Offer at or prior to 5:00 p.m., New York City time, on the Any and All Offer Expiration Date will be entitled to receive the Non-Convertible Notes Total Consideration of $1,000 per $1,000 principal amount of Non-Convertible Notes tendered and accepted for purchase.

Holders of Convertible Notes who have validly tendered their Convertible Notes at or prior to 12:00 midnight, New York City time, on the Maximum Tender Offer Expiration Date, will be entitled to receive the Convertible Notes Total Consideration of $950 per $1,000 of principal amount of Convertible Notes tendered and accepted for purchase.

The total consideration paid to Holders of Notes will be the applicable Total Consideration, plus applicable Accrued Interest per $1,000 principal amount of Notes tendered and accepted for purchase pursuant to the Offers rounded to the nearest cent.

Purpose of the Offers; Source of Funds

The purpose of the Offers is to retire a portion of the Notes prior to their maturity, which is expected to lower our interest expense.  The Notes that we purchase in the Offers will be cancelled.  We intend to fund the purchase of the Notes pursuant to the Offers with cash proceeds from the sale of certain of our short term investments and from borrowings under our revolving credit facility.

The revolving credit facility that may be used to fund a the purchase of some of the Notes is a $575 million unsecured revolving credit facility held by a syndicate of banks.  This unsecured revolving facility expires in February 2010 and provides a one year extension option available at our request.  Borrowing rates under this facility float at a margin over LIBOR, plus a facility fee.  The borrowing margin and facility fee, which are currently 60.0 and 15.0 basis points, respectively, are priced off a grid that is tied to our senior unsecured credit rating.  This facility includes a competitive bid feature where we are allowed to request bids for borrowings up to $287.5 million from the syndicate banks.  As of June 1, 2009, there were no amounts outstanding under this facility.

Except as disclosed in this Offer to Purchase (including documents incorporated by reference), we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend rate or policy, our capitalization, indebtedness, corporate structure or business;

•
any change in our present Board of Trust Managers or management or any plans or proposals to change the number or term of trust managers (although we may fill vacancies arising on the Board of Trust Managers) or to change any material term of the employment contract of any executive officer;

•	our ceasing to be authorized to be quoted on the NYSE;

•	our common stock becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our certificate of incorporation, bylaws or other governing instruments, or other actions that could impede the acquisition of control of us.

Conditions of the Offers

We will not be required to accept any Notes for purchase, and may terminate, extend or amend the Offers, and may postpone, subject to Rule l4e-1 under the Exchange Act, the acceptance of Notes so tendered if, at or prior to 5:00 p.m., New York City time, on the Any and All Offer Expiration Date or 12:00 midnight, New York City time, on the Maximum Tender Offer Expiration Date, any of the following conditions exist:

(a) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities in the United States securities or financial markets, (ii) a material impairment in the trading market for debt securities, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iv) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (v) any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States or declaration of emergency or war by the United States that would reasonably be expected to have a materially disproportionate effect on our (or our subsidiaries’) business, operations, condition or prospects relative to other companies in our industry or (vi) any significant adverse change in the United States securities or financial markets generally or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

(b) there shall exist any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offers or that is, or is reasonably likely to be, materially adverse to our (or our subsidiaries’) business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

(c) there shall have been instituted or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, that challenges the making of the Offers or is reasonably likely to directly or indirectly prohibit, prevent, restrict or delay the consummation of the Offers or otherwise adversely affects the Offers in any material manner;

(d) there shall exist any other actual or threatened legal impediment to the Offers or any other circumstances that would materially adversely affect the transactions contemplated by the Offers or the contemplated benefits of the Offers to us or our subsidiaries;

(e) there shall have been an event or events or the occurrence of an event or events shall be likely to occur that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Offers or materially impair the contemplated benefits of the Offers; or

(f) the Trustee shall have objected in any respect to, or takes any action that would be reasonably likely to materially and adversely affect, the consummation of the Offers or takes any action that challenges the validity or effectiveness of the procedures used by us in the making of the Offers or in the acceptance of Notes.

The conditions described in the paragraphs above are solely for our benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, including any action or inaction by us.  If any of the foregoing conditions to the Offers shall exist, subject to the termination rights described above, we may (1) return tendered Notes to the Holders who tendered them or (2) extend the Offers and retain all tendered Notes until the expiration of the extended Offer subject to Holders’ withdrawal rights, if any, (see "―Withdrawal of Tenders" below). We also reserve the right at any time to waive satisfaction of any or all of the conditions to the Offers. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

Significant Consequences to Non-Tendering Holders

The following considerations, in addition to the other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each Holder of Notes before deciding whether to tender Notes pursuant to the Offers.

Position of Weingarten Realty Investors Concerning the Offers

None of Weingarten Realty Investors, the Dealer Manager, the Depositary and Information Agent or the Trustee makes any recommendation to any Holder whether to tender or refrain from tendering any or all of such Holder’s Notes, and neither Weingarten Realty Investors nor any such other person has authorized any person to make any such recommendation.  Holders are urged to evaluate carefully all information in this Offer to Purchase and the related Letter of Transmittal, consult their own investment and tax advisors and make their own decisions whether to tender Notes and, if so, the principal amount of Notes to tender.

Limited Trading Market

The Notes are not listed on any national or regional securities exchange. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers.  To the extent that Notes are tendered and accepted for purchase pursuant to the Offers, the trading market for Notes subject to the Offers that remain outstanding is likely to be even more limited.

A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a larger float.  Therefore, the market price for Notes that are not tendered and accepted for purchase pursuant to the Offers may be affected adversely to the extent that the principal amount of Notes of such Series purchased pursuant to the Offers reduces the float. A reduced float may also increase the volatility of the trading prices of Notes that are not purchased in the Offers.

Subsequent Repurchases of Notes

From time to time in the future, we may acquire Notes that are not tendered and accepted for purchase in the Offers through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offers and could be for cash or other consideration.  Alternatively, we may, subject to certain conditions, redeem any or all of the Notes not purchased pursuant to the Offers at any time that we are permitted to do so under the indenture governing the Notes.  Pursuant to Rule 13e-4(f)(6) under the Exchange Act neither we nor our affiliates may purchase any Convertible Notes until 10 business days after the expiration or termination of the Maximum Tender Offer.  There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we will choose to pursue in the future.

Purchase of Notes in the Maximum Tender Offer Uncertain.

Since the Tender Cap is set at $350,000,000 in aggregate principal amount of all Notes pursuant to the Offers, we will not be able to determine the amount of Notes to be purchased in the Maximum Tender Offer until after the expiration of the Any and All Offer.  Accordingly, until tenders are accepted in the Any and All Offer, Holders of Convertible Notes will not be certain what percentage of tendered Notes in the Maximum Tender Offer will be purchased.

Expiration Dates; Extensions; Amendments

The Any and All Offer expires at 5:00 p.m., New York City time, on June 8, 2009, unless extended, in which case the Any and All Offer Expiration Date will be such date to which the Any and All Offer Expiration Date is extended.  The Maximum Tender Offer expires at 12:00 midnight on June 26, 2009, unless extended, in which case the Maximum Tender Offer Expiration Date will be such date to which the Maximum Tender Offer Expiration Date is extended.

We may extend the Any and All Offer Expiration Date or the Maximum Tender Offer Expiration Date for any purpose, including, without limitation, to permit the satisfaction or waiver of all conditions to the Offers.  In order to extend the Any and All Offer Expiration Date or the Maximum Tender Offer Expiration Date, we will notify DTC, and will make a public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Any and All Offer Expiration Date or the Maximum Tender Offer Expiration Date, as applicable. Such announcement will state that we are extending the Offers for a specified period or on a daily basis. Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the Offers, we will not have any obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release.

We expressly reserve the right, subject to applicable law, to:

•	delay accepting Notes pursuant to either of the Offers;

•	extend the relevant Offer with respect to any or all Series of Notes;

•	increase the Tender Cap; and

•
amend, modify or, waive at any time, or from time to time, the terms of the relevant Offer in any respect with respect to any or all Series of Notes, including waiver of any conditions to consummation of the Offers.

If we exercise any such right, we will give written notice thereof to DTC and will make a public announcement thereof as promptly as practicable.

The minimum period during which an Offer will remain open following material changes in the terms of such Offer or in the information concerning such Offer will depend upon the facts and circumstances of such change, including the relative materiality of the changes. If we change the consideration or principal amount of a Series of Notes sought, the Offer must remain open for at least 10 business days (including the date we disseminate such change). If we amend any terms of an Offer in a manner we determine will constitute a material change adversely affecting any Holder, we will promptly disclose any such amendment in a manner reasonably calculated to inform Holders of such amendment, and we will extend such Offer for a time period that we deem appropriate, depending upon the significance of the amendment and the manner of disclosure to Holders, if the Offer would otherwise expire during such time period.

Procedures For Tendering

How to Tender Notes

All of the Notes are held in book-entry form.  Any beneficial owner whose Notes are held in book-entry form through a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes should contact such broker, bank, dealer or other nominee promptly and instruct such nominee to submit instructions on such beneficial owner’s behalf. In some cases, the bank, broker, dealer or other nominee may request submission of such instructions on a Beneficial Owner’s Instruction Form. Please check with your nominee to determine the procedures for such firm.

Delivery of Notes will be deemed made only after receipt by the Depositary of (1) timely confirmation of a book-entry transfer of such Notes into the Depositary’s account at DTC pursuant to the procedures set forth in this section, (2) a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message (defined below) through ATOP, and (3) any other documents required by the Letter of Transmittal at or prior to the Any and All Offer Expiration Date or the Maximum Tender Offer Expiration Date, as applicable.  No documents should be sent to us, the Dealer Manager or the Trustee.  Delivery of a Letter of Transmittal or an Agent’s Message transmitted through ATOP is at the election and risk of the person delivering or transmitting the same, and delivery will be deemed made only when actually received by the Depositary.

By tendering Notes pursuant to the Offers, you will be deemed to have agreed that the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Depositary, until receipt by the Depositary of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us. All questions as to the form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of Notes will be determined by us, which determination shall be final and binding.

By tendering Notes pursuant to the Offers, you will be deemed to have represented and warranted that you have full power and authority to tender, sell, assign and transfer the Notes tendered thereby and that when such Notes are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right.  You will also be deemed to have agreed, upon request, to execute and deliver any additional documents deemed by the Depositary or by us to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered thereby.

We have not provided guaranteed delivery provisions in connection with the Offers. You must tender your Notes in accordance with the procedures set forth herein.

Book-Entry Transfer

The Depositary will establish an account at DTC with respect to the Notes that are held through DTC for purposes of the Offers, and any financial institution that is a participant in DTC may make book-entry delivery of eligible Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with DTC’s procedures for such transfer.

The Depositary and DTC have confirmed that the book-entry issues to be tendered in the Offers are eligible for ATOP.  To effectively tender Notes eligible for ATOP that are held through DTC, DTC participants may, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message to the Depositary for its acceptance.  The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to DTC does not constitute delivery to the Depositary. The term "Agent’s Message" as used herein means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message, stating (a) such participant has received and agrees to be bound by the terms and conditions of the Offers as set forth in this Offer to Purchase and the Letter of Transmittal and that we may enforce such agreement against such participant, (b) such participant has full power and authority to tender, exchange, assign and transfer the Notes, (c) such participant is not our "Affiliate" and (d) when we accept the tendered Notes for payment, we will acquire good and marketable title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

If you desire to tender your Notes on the Any and All Offer Expiration Date or the Maximum Tender Offer Expiration Date through ATOP, you should note that you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such respective date.

Signature Guarantees

All signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each, a "Medallion Signature Guarantor") unless the Notes tendered or withdrawn, as the case may be, pursuant thereto are tendered (1) by a registered Holder of Notes (which term, for purposes of the Letter of Transmittal, shall include any participant in DTC whose name appears on a security position listing as the owner of Notes) who has not completed the box entitled Special Payment Instructions or Special Delivery Instructions on the Letter of Transmittal or (2) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank, trust company or other nominee having an office or correspondent in the United States (an "Eligible Institution"). If Notes are registered in the name of a person other than the signer of a Letter of Transmittal or a notice of withdrawal, as the case may be, or if payment is to be made or certificates for unpurchased Notes are to be issued or returned to a person other than the Holder, then the Notes must be endorsed by the Holder, or be accompanied by a written instrument or instruments of transfer in form satisfactory to us, duly executed by the Holder, with such signatures guaranteed by a Medallion Signature Guarantor as described above.

Other Matters

Notwithstanding any other provision of the Offers, payment of the Total Consideration, in exchange for Notes tendered and accepted for purchase pursuant to the Offers, will occur only after timely receipt by the Depositary of (1) timely Book-Entry Confirmation in respect of such Notes in accordance with the procedures set forth in this section, (2) a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message through ATOP and (3) any other documents required by the Letter of Transmittal at or prior to the Any and All Offer Expiration Date or the Maximum Tender Offer Date, as applicable. Tenders of Notes pursuant to the procedures described above, and acceptance thereof by us, will constitute a binding agreement between the tendering Holder and us upon the terms and subject to the conditions of the Offers. All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders of Notes will be determined by us, the determination of which shall be final and binding. Alternative, conditional or contingent tenders will not be considered valid. We reserve the absolute right to reject any or all tenders of Notes that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Notes. Our interpretations of the terms and conditions of the Offers will be final and binding. Tenders of Notes shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the Trustee, the Depositary and Information Agent, the Dealer Manager or any other person will be under any duty to give notice of any defects or irregularities in tenders of Notes, or will incur any liability to you for failure to give any such notice.

Compliance with "Short Tendering" Rule

It is a violation of Rule 14e-4 (promulgated under the Exchange Act) for a person, directly or indirectly, to tender Notes in the Maximum Tender Offer for his own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the Notes being tendered and (b) will cause such Notes to be delivered in accordance with the terms of the Offers. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Notes in the Maximum Tender Offer under any of the procedures described above will constitute a binding agreement between the tendering Holder and us with respect to the Maximum Tender Offer upon the terms and subject to the conditions of the Offers, including the tendering Holder’s acceptance of the terms and conditions of the Offers, as well as the tendering Holder’s representation and warranty that (a) such Holder has a net long position in the Notes being tendered pursuant to the Maximum Tender Offer within the meaning of Rule 14e-4  under the Exchange Act and (b) the tender of such Notes complies with Rule 14e-4.

Acceptance of Notes for Purchase; Payment for Notes

On the terms and subject to the conditions of the Offers, we will accept for purchase, and pay for, validly tendered Notes that were not validly withdrawn pursuant to the Offers and subject to the Tender Cap and the applicable Acceptance Priority Level, in each case upon the satisfaction or waiver of the conditions to the Offers specified under "―Conditions of the Offers."  We will promptly pay the Depositary for Notes accepted.

If the aggregate principal amount of Notes tendered in the Maximum Tender Offer exceeds the amount of the Tender Cap remaining available for application to the Maximum Tender Offer, then, if we accept Notes for purchase pursuant to the Maximum Tender Offer, we will accept such Notes, in the aggregate, on a pro rata basis (and will round the principal amounts of the prorated Notes down to the nearest integral multiple of $1,000). See "―Tender Cap; Acceptance Priority Levels and Proration."

Valid tenders of Notes pursuant to the Offers will be accepted only in principal amounts of $1,000 or integral multiples thereof.

For purposes of the Offers, we will be deemed to have accepted Notes for purchase if, as and when we give oral (promptly confirmed in writing) or written notice thereof to the Depositary.

If any tendered Notes are not accepted for purchase for any reason pursuant to the terms and conditions of the Offers, such Notes will be credited to an account maintained at DTC, designated by the participant therein who so delivered such Notes, promptly following the applicable Any and All Offer Expiration Date, Maximum Tender Offer Expiration Date, or termination of the applicable offer.

We will pay for Notes accepted for purchase in the Offers by depositing such payment in cash with DTC or the Depositary, which will act as agent for you for the purpose of receiving the Total Consideration and Accrued Interest and transmitting the Total Consideration and Accrued Interest to you on the applicable Settlement Date.  Tendering Holders of Notes should indicate in the applicable box in the Letter of Transmittal or to the book-entry transfer facility in the case of Holders who electronically transmit their acceptance through ATOP the name and address to which payment of the cash consideration and/or certificates evidencing Notes not accepted for purchase, each as appropriate, are to be issued or sent, if different from the name and address of the person signing the Letter of Transmittal or transmitting such acceptance through ATOP, as the case may be.

We expressly reserve the right, subject to applicable law, to delay the acceptance for purchase of Notes tendered under the Offers or the payment for any Series of Notes accepted for purchase (subject to Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the

Notes deposited by or on behalf of the Holder thereof promptly after the termination or withdrawal of the Offers).

If, for any reason, acceptance for purchase of, or payment for, validly tendered Notes pursuant to the Offers is delayed, or we are unable to accept for purchase or to pay for validly tendered Notes pursuant to the Offers, then the Depositary may, nevertheless, on behalf of us, retain (subject to Rule 14e-1 described above) tendered Notes, without prejudice to our rights described under "—Procedures for Tendering," "—Expiration Date; Extensions; Amendments" and "—Conditions of the Offers" above and "—Withdrawal of Tenders" below.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates or any third party the right to purchase all or any of the Notes tendered pursuant to the Offers, or our obligation to pay all or any portion of the Total Consideration, as the case may be, due with respect to the Notes, or all of the foregoing, but any such transfer or assignment will not relieve us of our obligations under the Offers and will in no way prejudice your rights to receive payment for Notes validly tendered and not validly withdrawn and accepted for purchase pursuant to the Offers or to receive the Total Consideration for Notes validly tendered and accepted for purchase pursuant to any of the Offers.

You will not be obliged to pay brokerage commissions or fees to the Dealer Manager, the Depositary and Information Agent, the Trustee or us with respect to the Offers.  Beneficial owners, whose Notes are registered in the name of a nominee, must contact such nominee to ascertain if such beneficial owner will be charged a fee by the nominee for tendering its Notes.

We will pay all transfer taxes applicable to the purchase and transfer of Notes pursuant to the Offers, except if the payment of the Total Consideration is being made to, or if certificates representing Notes for principal amounts not tendered or not accepted for purchase are registered or issued in the name of, any person other than the registered Holder of Notes tendered thereby or if tendered certificates are registered in the name of any person other than the person(s) signing the Letter of Transmittal or electronically transmitting acceptance through ATOP; then, in such event, the amount of any transfer taxes (whether imposed on the registered Holder(s) or such other person(s)) payable on account of the transfer to such person will be deducted from the Total Consideration unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

Withdrawal of Tenders

Tenders of Non-Convertible Notes may be validly withdrawn up until 5:00 p.m., New York City time, on the Any and All Offer Expiration Date, but, except as provided herein or required by law, after such time may not be validly withdrawn.  Tenders of Convertible Notes may be validly withdrawn up until 12:00 midnight, New York City time, on the Maximum Tender Offer Expiration Date, but, except as provided herein or required by law, after such time may not be validly withdrawn.  You may also withdraw your previously tendered Convertible Notes at any time after 12:00 midnight, New York City time, on July 27, 2009, unless such Convertible Notes have been accepted for payment as provided in the Maximum Tender Offer.  If we increase the Tender Cap, we will ensure that the Maximum Tender Offer remains open for 10 business days thereafter and any tendered Convertible Notes may be validly withdrawn during such extension.

For a withdrawal of a tender of Non-Convertible Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary at or prior to 5:00 p.m., New York City time, on the Any and All Offer Expiration Date, by mail, fax or hand delivery or by a properly transmitted "Request Message" through ATOP.  For a withdrawal of a tender of Convertible Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary at or prior to 12:00 midnight, New York City time, on the Maximum Tender Offer Expiration Date, by mail, fax or hand delivery or by a properly transmitted "Request Message" through ATOP.  Any such notice of withdrawal must (a) specify the name of the person who tendered the Notes to be withdrawn, the name in which those Notes are registered (or, if tendered by a book-entry transfer, the name of the participant in DTC whose name appears on the security position listing as the owner of such Notes), if different from that of the person who deposited the Notes, (b) contain the description of the Notes to be withdrawn, the certificate number or numbers of such Notes, unless such Notes were tendered by book-entry delivery, and the aggregate principal amount represented by such Notes, (c) unless transmitted through ATOP, be signed by the Holder thereof in the same manner as the original signature on this Letter of Transmittal, including any required signature guarantee(s), or be accompanied by documents of transfer sufficient to have the applicable security registrar register the transfer of the Notes into the name of the person withdrawing such Notes and (d) if the Letter of Transmittal was executed by a person other than the registered Holder, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such Holder.

Withdrawal of Notes can only be accomplished in accordance with the foregoing procedures.

Notes validly withdrawn may thereafter be re-tendered at any time at or prior to the Any and All Offer Expiration Date or the Maximum Tender Offer Expiration Date, as applicable, by following the procedures described under "—Procedures for Tendering."  All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by us, which determination shall be final and binding. None of Weingarten Realty Investors, the Depositary and Information Agent, the Dealer Manager, the Trustee or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Interests of Managers and Executive Officers

Following is a list of the members of our Board of Trust Managers and executive officers.  None of our managers or executive officers beneficially own any of the Notes and, therefore, no Notes will be purchased by us from any such persons in the Offers.

Name	Title
Andrew M. Alexander	President, Chief Executive Officer and Trust Manager
Stanford Alexander	Chairman of the Board of Trust Managers and Trust Manager
Johnny Hendrix	Executive Vice President/Asset Management
Stephen C. Richter	Executive Vice President and Chief Financial Officer
James W. Crownover	Trust Manager
Robert J. Cruikshank	Trust Manager
Melvin A. Dow	Trust Manager
Stephen A. Lasher	Trust Manager
Douglas W. Schnitzer	Trust Manager
C. Park Shaper	Trust Manager
Mark J. Shapiro	Trust Manager

Recent Securities Transactions

In the past 60 days, we have made the following purchases of Convertible Notes on the open market:

Trade Date	Face Value	Purchase Price Paid
4/6/2009	$13,000,000	$9,945,000
4/9/2009	$5,000,000	$3,925,000
4/14/2009	$7,000,000	$5,600,000
4/24/2009	$3,000,000	$2,565,003
4/24/2009	$5,000,000	$4,278,125
4/27/2009	$24,000,000	$20,760,000
4/28/2009	$1,500,000	$1,301,250
4/30/2009	$5,000,000	$4,343,750
5/1/2009	$3,528,000	$3,060,540
5/14/2009	$14,250,000	$12,896,250
5/15/2009	$1,000,000	$905,000
TOTAL	$82,278,000	$65,579,918

To the best of our knowledge, neither we nor any of our managers or executive officers has engaged in any transactions involving the Notes during the 60 days prior to the date hereof except as set forth above.

The Notes are not listed on any national or regional securities exchange and there is no established trading market for the Notes. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH U.S. TREASURY DEPARTMENT CIRCULAR 230, HOLDERS OF NOTES ARE HEREBY NOTIFIED THAT:  (A) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES IN THIS DOCUMENT IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY HOLDERS OF NOTES, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS OF NOTES UNDER THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED ("THE CODE"); (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF NOTES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM THEIR OWN INDEPENDENT TAX ADVISORS.

Notwithstanding anything to the contrary contained herein, a Holder (and each employee, representative, or other agent of a Holder) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions described in this Offer to Purchase and all materials of any kind that are provided to the Holder relating to such tax treatment and tax structure (as such terms are defined in Treasury Regulation Section 1.6011-4).  This authorization of tax disclosure is retroactively effective to the commencement of discussions with Holders regarding the transaction contemplated herein.

The following is a summary of material United States federal income tax considerations relating to the disposition of the Notes. It is not a complete analysis of all the potential tax considerations relating to the Notes. This summary is based upon the provisions of the Code, Treasury Regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions, all relating to the United States federal income tax treatment of debt instruments. These authorities may be changed, perhaps with retroactive effect, so as to result in United States federal income tax consequences different from those set forth below. No assurance can be given that the Internal Revenue Service (the "IRS") will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

This summary deals only with Notes that are held as capital assets for United States federal income tax purposes. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to Holders’ particular circumstances or to Holders that may be subject to special tax rules, such as, for example:

•	Holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	real estate investment trusts;

•	regulated investment companies;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	expatriates;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	Holders whose functional currency is not the United States dollar;

•	persons that will hold the Notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the Notes under the constructive sale provisions of the Code; or

•	partnerships or other pass-through entities.

If a partnership holds Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding Notes, you should consult your tax advisor regarding the tax consequences of the Offers to you.

This summary of the material United States federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Consequences to Tendering U.S. Holders

For purposes of this discussion, a U.S. Holder is a beneficial owner of Notes that is, for United States federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other business entity treated as a corporation) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); (c) an estate, the income of which is subject to United States federal income taxation regardless of its source; or (d) a trust if a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust or a trust that was in existence on August 19, 1996, and validly elected to continue to be treated as a domestic trust.

Sale of Notes

The receipt of cash for Notes pursuant to the Offers will generally be a taxable transaction for United States federal income tax purposes. A U.S. Holder that tenders Notes in the Offers will generally recognize gain or loss in an amount equal to the difference between (i) the total consideration received in exchange for the tendered Notes, other than any portion of the consideration received that is attributable to accrued but unpaid interest, which will be taxable as ordinary income to the extent not previously reported as income, and (ii) the U.S. Holder’s adjusted tax basis in the tendered Notes. In general, a U.S. Holder’s adjusted tax basis in the Notes equals (a) such U.S. Holder’s initial cost of such Notes, (b) increased by any original issue discount or market discount, discussed below, previously included in income by such U.S. Holder with respect to the Notes and (c) decreased by the amount of any payments received, other than qualified stated interest payments, and any bond premium previously amortized by the U.S. Holder with respect to the Notes. Except to the extent that gain is recharacterized as ordinary income pursuant to the market discount rules discussed below and the amount of any accrued but unpaid interest, such gain or loss will be a capital gain or loss and will be long-term capital gain or loss if Notes have been held for more than one year as of the disposition date.  Long-term capital gains recognized by individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Market Discount

Gain recognized by a tendering U.S. Holder will be treated as ordinary income to the extent of any market discount on Notes that has accrued during the period that the tendering U.S. Holder held the Notes and that has not previously been included in income by the U.S. Holder. A Note generally will be considered to have been acquired with market discount if the initial tax basis of the Note in the hands of the U.S. Holder was less than the stated redemption price at maturity of the Note (or the revised issue price in the case of a Note with original issue discount) by more than a specified de minimis amount. Market discount accrues on a ratable basis, unless the U.S. Holder has elected for United States federal income tax purposes to include the market discount in income as it accrued on a constant yield basis.

Backup Withholding and Information Reporting

A U.S. Holder may be subject to backup withholding at the applicable withholding rate with respect to the receipt of cash received in exchange for a Note and the receipt of cash with respect to accrued and unpaid interest, unless the U.S. Holder provides us with a correct taxpayer identification number ("TIN") and certifies that the U.S. Holder is a United States person for United States federal income tax purposes, the TIN is correct (or that the U.S. Holder is awaiting a TIN) and the U.S. Holder either:

•	is exempt from backup withholding,

•	has not been informed by the IRS that backup withholding is required due to underreporting of interest and dividends from payments made to the U.S. Holder, or

•	has been informed by the IRS that backup withholding is no longer required.

U.S. Holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. Any amount paid as backup withholding would be creditable against the U.S. Holder’s United States federal income tax liability, provided that the requisite information is provided to the IRS on a timely basis.

Consequences to Tendering Non-U.S. Holders

For purposes of this discussion, a Non-U.S. Holder means a beneficial owner of Notes (other than an entity treated as a partnership for United States federal income tax purposes) that is not a U.S. Holder.

Sale of Notes

A Non-U.S. Holder generally will not be subject to United States federal income tax (if the proper certification is provided as described below) on gain recognized on the disposition of Notes pursuant to the Offers, unless:

•
in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are satisfied; or

•	the gain with respect to the Notes is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

If the first exception applies, the Non-U.S. Holder generally will be subject to tax at a rate of 30% on the amount by which its U.S.-source gains from the sale or exchange of capital assets exceed its U.S.-source losses from such sales or exchanges.  If the second exception applies, the Non-U.S. Holder will generally be required to pay United States federal income tax on the net gain derived from the disposition in the same manner as U.S. Holders, as described above. In addition, corporate Holders may be subject to a 30% branch profits tax on effectively connected gain. If a Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and its country of residence, gain recognized on the disposition of Notes pursuant to the Offers will be subject to United States federal income tax in the manner specified by the treaty.

Any amount received by a Non-U.S. Holder on account of any accrued but unpaid interest generally will not be subject to United States federal income tax, provided that: (a) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all series of our stock that are entitled to vote; (b) the Non-U.S. Holder is not a controlled foreign corporation (within the meaning of the Code) that is related to us through stock ownership; (c) the Non-U.S. Holder is not a bank receiving the interest on a loan agreement entered into in the ordinary course of business; (d) the interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and (e) the Depositary has received or receives, on our behalf, appropriate documentation from the

Non-U.S. Holder (e.g., IRS Form W-8BEN) establishing that the Non-U.S. Holder is not a United States person for United States federal income tax purposes. A Non-U.S. Holder that does not qualify for exemption from United States federal income tax under the preceding sentence generally will be subject to the withholding of United States federal income tax at a 30% rate (or lower applicable treaty rate) on payments of interest pursuant to the Offers, unless the interest is effectively connected with the conduct of a trade or business within the United States. If the amount received on account of any accrued, but unpaid, interest is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, such interest (a) will be subject to United States federal income taxation on the interest in the same manner as a United States person (and, with respect to corporate Holders, may also be subject to a 30% branch profits tax), and (b) will not be subject to United States federal withholding tax so long as the relevant Non-U.S. Holder provides the Depositary, on our behalf, with the appropriate documentation (e.g., IRS Form W-8ECI).

Backup Withholding and Information Reporting

Any payment received by a Non-U.S. Holder from the disposition of Notes pursuant to the Offers by or through a foreign office of a broker that is not a United States person or related to a United States person will not be subject to backup withholding. However, any payment received by a Non-U.S. Holder from the sale of Notes by or through the United States office of a broker may be subject to backup withholding unless the Holder certifies as to its TIN or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such Holder’s United States federal income tax liability and may entitle the Holder to a refund, provided the required information is timely furnished to the IRS.  When required, we or the Depositary, on our behalf, will report to tendering Non-U.S. Holders and to the IRS the amount of any reportable payment made pursuant to the Offers.

Consequences to Non-Tendering Holders

A Holder whose Notes are not purchased pursuant to the Offers will not incur any United States federal income tax liability as a result of consummation of the Offers.

DEALER MANAGER; DEPOSITARY; INFORMATION AGENT

We have retained J.P. Morgan Securities Inc. to act as Dealer Manager in connection with the Offers.  The Dealer Manager may contact you regarding the Offers and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes.

We have agreed to pay the Dealer Manager a customary fee for its services and to reimburse the Dealer Manager for its reasonable out-of-pocket expenses in connection therewith.  We have also agreed to indemnify the Dealer Manager and its affiliates against certain liabilities in connection with services, including liabilities under the federal securities laws. At any given time, the Dealer Manager and its affiliates may trade the Notes or other of our securities for their own accounts or for the accounts of their respective customers and, accordingly, may hold long or short positions in the Notes.

The Dealer Manager and its affiliates have provided, are currently providing and in the future may continue to provide investment banking, commercial banking and other financial services, including the provision of credit facilities, to us in the ordinary course of business for which they have received and will receive customary compensation.  In connection with our revolving credit facility, JPMorgan Chase Bank, N.A. (an affiliate of J.P. Morgan Securities Inc.) acts as administrative agent. In the ordinary course of business, J.P. Morgan Securities Inc. and its affiliates may participate in loans and actively trade the debt and equity securities of Weingarten Realty Investors, including the Notes, for their own account or for the accounts of customers and, accordingly, J.P. Morgan Securities Inc. and its affiliates may at any time hold long or short positions in such securities.  As a result, the Dealer Manager at any time may own certain of our securities, including Notes.  In addition, the Dealer Manager may tender Notes into the Offers for their own account.

Global Bondholder Services Corporation has been appointed Depositary for the Offers.  All deliveries and correspondence sent to the Depositary should be directed to the address set forth on the back cover of this Offer to Purchase.  We have agreed to pay the Depositary reasonable and customary fees for its services and to reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith.  We have also agreed to indemnify the Depositary for certain liabilities, including liabilities under the federal securities laws.

Global Bondholder Services Corporation also has been appointed Information Agent for the Offers.  Requests for additional copies of documentation may be directed to the Information Agent at the address set forth on the back cover of this Offer to Purchase.  We have agreed to pay the Information Agent reasonable and customary fees for its services and to reimburse the Information Agent for its reasonable out-of-pocket expenses in connection therewith.  We have also agreed to indemnify the Information Agent for certain liabilities, including liabilities under the federal securities laws.

Neither the Dealer Manager nor the Depositary and Information Agent assumes any responsibility for the accuracy or completeness of the information concerning us or our affiliates or the Notes contained or referred to in this Offer to Purchase and related documents.

In connection with the Offers, our and our affiliates’ officers and other representatives may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods.  We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Notes and in handling or forwarding tenders of Notes by their customers.

In order to tender Notes in the Offers, a Holder should send or deliver a properly completed and signed Letter of Transmittal and any other required documents to the Depositary at the address set forth below or tender pursuant to DTC’s Automated Tender Offer Program.

The Depositary for the Offers is:

Global Bondholder Services Corporation

By Regular, Registered or Certified Mail; Hand or Overnight Delivery: Global Bondholder Services Corporation 65 Broadway – Suite 723 New York, New York 10006 Attention: Corporate Actions	By Facsimile Transmission: (212) 430-3775 (for Eligible Institutions only) To confirm receipt of facsimile by telephone: (212) 430-3774

Any questions regarding procedures for tendering Notes or requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent at the address and telephone numbers set forth below:

The Information Agent for the Offers is:

Global Bondholder Services Corporation

65 Broadway - Suite 723
New York, New York 10006
Attention: Corporation Actions

Banks and Brokers call: 212-430-3774
or
Call Toll Free: 866-470-4200

Any questions regarding the terms of the Offers should be directed to the Dealer Manager at the address and telephone number set forth below:

The Dealer Manager for the Offers is:

J.P. Morgan 270 Park Avenue New York, New York 10017 Attention: Liability Management Group Toll-Free: (866) 834-4666 Collect: (212) 834-3424